As filed with the Securities and Exchange Commission on May 11, 2016

Registration No. 333-162253

Registration No. 333-147718

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-8 Registration Statement No. 333-162253

Form S-8 Registration Statement No. 333-147718

UNDER

THE SECURITIES ACT OF 1933

VirtualScopics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-3007151
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Cedar Hollow Road

Malvern, Pennsylvania 19355

(Address of principal executive offices including zip code)

Amended and Restated 2006 Long Term Incentive Plan

2006 Long Term Incentive Plan

Option Agreement with Robert Klimasewski dated November 5, 2005

(Full title of the plan)

Peter Ferola

Secretary

VirtualScopics, Inc.

1000 Cedar Hollow Road

Malvern, Pennsylvania 19355

(Name and address of agent for service)

(610) 729-7000

(Telephone number, including area code, of agent for service)

Copies to:

Flora R. Perez, Esq.

Greenberg Traurig, P.A

401 East Las Olas Boulevard, Suite 2000

Fort Lauderdale, FL 33301

Phone: (954) 765-0500/Fax: (954) 765-1477

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

These post-effective amendments (each, a “Post Effective Amendment” and, together, the “Post Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, together, the “Registration Statements”) filed by VirtualScopics, Inc. (“VirtualScopics”) with the Securities and Exchange Commission (the “SEC”):

•	File No. 333-162253 registering (i) 4,400,000 shares of common stock, $0.001 par value per share, of VirtualScopics (“Common Stock”) for issuance under the VirtualScopics Amended and Restated 2006 Long Term Incentive Plan; and

•	File No. 333-147718 registering (i) 2,500,000 shares of Common Stock for issuance under the VirtualScopics 2006 Long Term Incentive Plan and (ii) 350,000 shares of Common Stock to be issued to Robert Klimasewski pursuant to an Option Agreement dated as of November 5, 2005.

On May 11, 2016, pursuant to an Agreement and Plan of Merger, dated as of March 25, 2016, by and among BioTelemetry, Inc., a Delaware corporation (“BioTelemetry”), BioTelemetry Research Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of BioTelemetry, and VirtualScopics, VirtualScopics became a wholly-owned subsidiary of BioTelemetry (the “Transaction”).

As a result of the Transaction, VirtualScopics has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by VirtualScopics in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, VirtualScopics hereby removes from registration all of such securities registered but unsold under the Registration Statements as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Malvern, State of Pennsylvania, on May 11, 2016.

VIRTUALSCOPICS, INC.

By:	/s/ Peter Ferola
Name:	Peter Ferola
Title:	Secretary

No other person is required to sign the Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933.